Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES SALE OF 100% OWNERSHIP INTERESTS IN HOWELL METAL COMPANY

Irving, TX — October 17, 2013 — Commercial Metals Company (NYSE: CMC) announced today that it has completed the sale of 100% of the stock of its wholly-owned subsidiary, Howell Metal Company, to Mueller Copper Tube Products, Inc., a subsidiary of Mueller Industries, Inc., for a purchase price of approximately U.S. $58.5 million, subject to customary purchase price adjustments.

Joe Alvarado, Chairman of the Board, President and Chief Executive Officer, commented, “We are appreciative of the many years of contributions by the management and work force at Howell Metal Company. This sale continues our commitment to our stockholders of focusing our efforts on the core operations of Commercial Metals Company.”

CMC and its subsidiaries manufacture, recycle and market steel and metal products, as well as related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the closing of the sale of Howell Metal Company. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.

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Contact:	Barbara Smith
Chief Financial Officer
214-689-4300